Exhibit 23.1

CONSENT OF MOSS ADAMS LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-109150, No. 333-104632, No. 333-100754, No. 333-87348, No. 333-51236, No. 333-96231, No. 333-82591, and No. 333-49001; and Forms S-8 No. 333-123396, 333-106502, 333-87368, No. 333-85721, No. 333-68347, No. 333-66060, No. 333-59838, No. 333-07669, and No. 33-97350) and related Prospectuses of our report dated March 6, 2006, with respect to the consolidated financial statements of Socket Communications, Inc., Socket Communications, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Socket Communications, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Moss Adams LLP

San Francisco, California
March 6, 2006